Exhibit 99.1

Valentis Provides Business Update and Announces Third Quarter Fiscal 2003 Financial Results

BURLINGAME, Calif., May 15 /PRNewswire-FirstCall/ — Valentis, Inc. (Nasdaq: VLTSC) today provided a business update and announced financial results for its third quarter ended March 31, 2003. During the quarter, in connection with its ongoing efforts to achieve and maintain its listing on The Nasdaq SmallCap Market, Valentis successfully completed the conversion of all outstanding shares of its Series A Convertible Redeemable Preferred Stock (the “Series A preferred stock”) into common stock and, immediately thereafter, effected a reverse stock split of its common stock at a ratio of one-for-thirty. Also, the Company continued to advance its lead product, Del-1, through clinical development. Del-1 is a novel gene therapy for the growth of new blood vessels in patients with vascular diseases. In April 2003, the Company achieved a corporate milestone by completing the scheduled dosing in its Phase I trial. There were no observed drug-related severe adverse events. The Company plans to present results from the Phase I trial at the American Society of Gene Therapy meeting in June 2003 and is on schedule to begin its Phase II clinical trial in peripheral arterial disease mid-2003.

Financial results

The conversion of Series A preferred stock into common stock had the effect of increasing stockholders’ equity by $27.3 million and decreasing convertible redeemable preferred stock by the same amount. This conversion also resulted in a non-cash charge of $22.3 million, representing the excess of the fair value of the common stock issued to the Series A preferred stockholders over the fair value of the common stock issuable pursuant to the original conversion terms of the convertible redeemable preferred stock. The $22.3 million adjustment was recorded in the quarter ended March 31, 2003, and was used in the calculation of net loss applicable to common stockholders and net loss per share.

For the three months ended March 31, 2003, the Company reported revenues of $1.1 million, with net loss applicable to common stockholders of $29.1 million, or $6.61 per basic and diluted share compared to a net loss applicable to common stockholders of $11.0 million, or $9.11 per basic and diluted share on revenue of approximately $800,000 for the corresponding period of the prior year.

For the nine months ended March 31, 2003, the Company reported revenues of $2.7 million, with net loss applicable to common stockholders of $41.0 million, or $17.92 per basic and diluted share compared to a net loss applicable to common stockholders of $29.6 million, or $27.65 per basic and diluted share on revenue of $3.8 million for the corresponding period of the prior year.

For the three months ended March 31, 2003, research and development expenses decreased to $2.3 million from $5.6 million for the corresponding period in the prior year. The decrease was attributable primarily to savings resulting from the implementation of corporate restructurings in January and October 2002, which reduced preclinical product development efforts and suspended clinical programs in oncology.

For the nine months ended March 31, 2003, research and development expenses decreased to $7.8 million from $18.8 million for the corresponding period in the prior year. The decrease was attributable to staff reductions resulting from our restructuring actions, savings resulting from the reduction of preclinical product development efforts and suspension of clinical programs in oncology.

For the three months ended March 31, 2003, general and administrative expenses decreased to $1.8 million compared to $1.9 million for the corresponding period in the prior year. The decrease was attributable primarily to savings resulting from the reduction of general and administrative staff associated with our restructuring actions, savings from reduce costs incurred in supporting research, development and clinical activities due to the reductions in preclinical product development and suspension of clinical programs in oncology. The decrease in expense was partially offset by increased professional fees related to our capital restructuring.

For the nine months ended March 31, 2003, general and administrative expenses increased to $7.3 million compared to $6.1 million for the corresponding period in 2002. The increase was attributable primarily to increased professional fees related to our capital restructuring. The increase in expense was partially offset by savings resulting from the closure of our London operations in the quarter ended June 30, 2002 and the reduction of general and administrative staff associated with our reductions in preclinical product development and our suspended clinical programs in oncology.

For the three months ended March 31, 2003, Valentis recorded no amortization for goodwill and other acquired intangible assets, which was associated with the acquisitions of GeneMedicine in fiscal 1999 and PolyMASC in fiscal 2000. For the corresponding period of the prior year, Valentis recorded $1.4 million for same acquisitions. As of June 30, 2002, we had approximately $409,000 of goodwill, which is no longer being amortized but is subject to an impairment analysis on at least an annual basis. We completed the initial required impairment analyses as of July 1, 2002 and additionally as of December 31, 2002, and determined goodwill was not impaired at those dates.

For the nine months ended March 31, 2003, Valentis recorded a restructuring charge of $832,000 associated with staff reductions in October 2002. For the comparable period of the prior year, Valentis recoded a restructuring charge of $1.7 million associated with staff reductions in January 2002.

Upon conversion of the Series A preferred stock to common stock in January 2003, the remaining $3.5 million of unaccreted deemed dividend representing the balance of amounts attributed to common stock purchase warrants, beneficial conversion feature and issuance costs related to the Series A preferred stock was fully accreted and recorded as a deemed dividend, and, along with a deemed dividend of $200,000 accreted during January 2003, was included in the calculation of net loss applicable to common stockholders for the three months ended March 31, 2003.

Additionally, as a result of the simultaneous conversion of the Series A preferred stock to common stock and the reduction in the Series A preferred stock conversion price, the excess of the fair value of the common stock issued to the Series A preferred stockholders over the fair value of the common stock issuable pursuant to the original conversion terms of the preferred stock was approximately $22.3 million. This amount also was included in the calculation of net loss applicable to common stockholders for the quarter ended March 31, 2003.

In January 2003, Valentis made a required dividend payment to holders of the Company’s Series A preferred stock. The dividend obligation was met through the issuance of 83,526 shares of common stock.

On March 31, 2003, Valentis had $6.0 million in cash, cash equivalents and investments, compared to $19.1 million on June 30, 2002. The decrease of $13.1 million in cash, cash equivalents and investments as compared to June 30, 2002 was attributed primarily to funding the Company’s operations and restructuring charges.

Additional information is available by reference to our Quarterly Report on Form 10-Q for the period ended March 31, 2003, as filed with the Securities and Exchange Commission.

About Valentis

Valentis is converting biologic discoveries into innovative products. The Company’s lead product is based on the Del-1 angiogenesis gene, formulated with one of the Company’s PINC proprietary polymer delivery systems. The Company is developing its other technologies, the GeneSwitch(R) and DNA vaccine delivery technologies, through partnerships with pharmaceutical and biotechnology companies. Additional information is available at http://www.valentis.com .

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics, that any of the Company’s programs will be partnered with pharmaceutical companies, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2002 and Quarterly Report on Form 10-Q for the period ended March 31, 2003, each as filed with the Securities and Exchange Commission.

Valentis, Inc.

Selected Consolidated Financial Data

Statements of Operations

(in thousands, except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Collaborative research and development revenue	$—	$833	$—	$3,333
License and other revenue	1,063	—	2,658	429
Total revenue	1,063	833	2,658	3,762

Operating expenses:
Research and development	2,283	5,588	7,814	18,775
General and administrative	1,773	1,946	7,256	6,089
Restructuring charge	—	1,725	832	1,725
Amortization of goodwill and other intangible assets	—	1,433	—	4,300
Total operating expenses	4,056	10,692	15,902	30,889

Loss from operations	(2,993)	(9,859)	(13,244)	(27,127)

Interest income	16	159	103	859
Interest expense and other, net	(49)	(182)	332	(101)
Net loss	(3,026)	(9,882)	(12,809)	(26,369)

Deemed dividend	(3,684)	(775)	(4,972)	(2,072)
Adjustment resulting from the reduction in the Series A preferred stock conversion price	(22,293)	—	(22,293)	—
Dividends on convertible preferred stock	(112)	(384)	(882)	(1,171)
Net loss applicable to common stockholders	$(29,115)	$(11,041)	$(40,956)	$(29,612)

Basic and diluted net loss per share	$(6.61)	$(9.11)	$(17.92)	$(27.65)

Shares used in computing basic and diluted net loss per common share	4,402	1,212	2,286	1,071

Condensed Balance Sheets

(in thousands)

	March 31, 2003	June 30, 2002
	(unaudited)	(*)
Assets
Cash, cash equivalents and short-term investments	$5,969	$19,104
Other current assets	656	950
Total current assets	6,625	20,054
Property and equipment, net	2,087	3,526
Goodwill and other assets, net	463	464
	$9,175	$24,044
Liabilities and stockholders’ equity (net capital deficiency)
Accounts payable, accrued liabilities and current portion of long-term debt	4,287	$5,917
Deferred revenue	125	—
Convertible redeemable preferred stock	—	25,828
Stockholder’s equity (net capital deficiency)	4,763	(7,701)
	$9,175	$24,044

* Derived from audited financial statements